                                                                Exhibit 23(h)(8)

                       WAIVER AND REIMBURSEMENT AGREEMENT

          Agreement ("Agreement") dated as of the 29th day of December, 2000 by and among The Commerce Funds ("Commerce"), a Delaware business trust and a registered investment company under the Investment Company Act of 1940, as amended and Goldman, Sachs & Co. (the "Administrator"), a New York limited partnership, through which Goldman Sachs Asset Management, a unit of the Investment Management Division of Goldman, Sachs & Co. serves as Administrator to each portfolio of Commerce pursuant to the Administration Agreement between the Administrator and Commerce dated as of March 8, 1994, as amended.

                                   BACKGROUND

          The parties to this Agreement wish to provide for an undertaking by the Administrator to limit fees of each of the portfolios of Commerce set forth on Exhibit A hereto in order to improve the performance of each such portfolio.

                                    AGREEMENT

          THEREFORE, in consideration of the foregoing, the parties intending to be legally bound hereby, agree as follows:

          1. During the term of this Agreement, the Administrator shall waive its administration fees in the amounts set forth on Exhibit A hereto.

          2. The Administrator acknowledges and agrees that it shall not be entitled to collect on or make a claim for waived fees that are the subject of this Agreement at any time in the future.

          3. The initial term of this Agreement shall expire on October 31, 2001. Thereafter, this Agreement shall automatically be renewed from year to year unless and until either Commerce or the Administrator shall give notice of its election to terminate this Agreement at least 30 days prior to the then-current term.

          4. This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to its conflict of law provisions. This Agreement may be signed in counterparts.

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

THE COMMERCE FUNDS                        GOLDMAN, SACHS & CO., on behalf of
                                          its division, Goldman Sachs Asset
                                          Management

By:  /s/ Larry E. Franklin                By: /s/ James A. McNamara
     --------------------------               ---------------------------
     Larry E. Franklin                        James A. McNamara
     Vice President                           Managing Director

                                                                       Exhibit A

                               The Commerce Funds
                               ------------------

Name of Portfolio                                                         Administration Fees Waived
-----------------                                                         --------------------------
Core Equity Fund                                                                  0.02%

Kansas Tax-Free Intermediate Bond Fund                                            0.02%

MidCap Growth Fund                                                                0.02%

Growth Fund                                                                       0.02%

Value Fund                                                                        0.02%

International Equity Fund                                                         0.02%

Balanced Fund                                                                     0.02%

Short-Term Government Fund                                                        0.02%

Bond Fund                                                                         0.02%

National Tax-Free Intermediate Bond Fund                                          0.02%

Missouri Tax-Free Intermediate Bond Fund                                          0.02%